Eastern Virginia Bankshares, Inc. and Virginia Company Bank Announce Receipt of Shareholder Approval for Eastern Virginia Bankshares, Inc.'s Acquisition of Virginia Company Bank

TAPPAHANNOCK, Va. and NEWPORT NEWS, Va., Oct. 23, 2014 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB, Tappahannock, Virginia, and Virginia Company Bank (OTCQB: VGNA) ("VCB") today jointly announced that at a special meeting on October 22, 2014, the shareholders of VCB approved the acquisition of VCB by the Company and the merger of VCB with and into EVB with EVB surviving. As previously announced, the Company and EVB have received all regulatory approvals to proceed with the Company's acquisition of VCB and the merger of VCB with and into EVB with EVB surviving. The Company, EVB and VCB intend to complete the acquisition and the merger in mid-November 2014 following the satisfaction of all closing conditions.

In announcing the news, Joe A. Shearin, President and Chief Executive Officer of the Company and EVB, commented, "We are pleased to have the strong support of VCB shareholders to combine our two great organizations. I want to thank each one of our employees for their dedication, hard work and focus preparing for a successful closing and smooth integration. We look forward to welcoming the customers, employees and communities of VCB to the EVB family. We are very excited about the future prospects of our combined organization and the expanded branch network that VCB brings to the existing EVB organization."

In announcing the news, Mark C. Hanna, President and Chief Executive Officer of VCB, commented, "With their votes, our shareholders expressed their confidence in the value the merger with EVB brings to our shareholders, clients and our communities. With an expanded branch network and a wide array of products and services, EVB will offer our shareholders and customers the benefits of a larger, well-managed and growing business. I also want to recognize and thank the many staff members of VCB that have worked hard for the past few months to enable a smooth transition for clients during the merger process. Their efforts reflect the common cultures shared by both organizations, cultures based on strong values of integrity, exceptional customer service and a commitment to our communities."

Additional Information About the Acquisition of Virginia Company Bank and Where to Find It

The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 in connection with the pending acquisition of VCB, which includes a prospectus regarding the shares of the Company's common stock to be issued in the Merger, and a proxy statement for the meeting of VCB shareholders at which approval of the Agreement was voted upon. Shareholders of VCB and other investors are urged to read the combined proxy statement/prospectus that has been filed with the SEC and has been mailed to common shareholders of VCB because the proxy statement/prospectus contains important information about the Company and EVB, VCB, the Merger, the persons soliciting proxies in the Merger and their interests in the acquisition and related matters. Investors will be able to obtain all documents filed with the SEC by the Company free of charge at the SEC's Internet site (http://www.sec.gov). In addition, documents filed with the SEC by the Company will be available free of charge from the Corporate Secretary of Eastern Virginia Bankshares, Inc., 330 Hospital Road, Tappahannock, Virginia 22560 telephone (804) 443-8400. The proxy statement/prospectus and the other documents may also be obtained for free by accessing the Company's website at www.evb.org under the heading "SEC Filings." Shareholders of VCB and other investors are urged to read the proxy statement/prospectus carefully.

This press release shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of any securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of the proxy statement/prospectus described in the paragraph above, and which shall constitute a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements contained in this release, including the expected completion of the merger, that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "believes," "anticipates," "expects," "intends," "targets," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those discussed in or implied by such statements. Factors that could cause actual results to differ from those discussed in or implied by the forward-looking statements include, but are not limited to, (i) changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services that impact the financial condition or results of operations of the Company or VCB; (ii) other circumstances that may be out of the control of the Company or VCB; and (iii) other risk factors disclosed in the Company's filings with the SEC.

Although the Company and VCB believe that their expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of their knowledge of their respective businesses and operations, there can be no assurance that actual results, performance, actions or achievements of the Company and VCB will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. Neither the Company nor VCB undertake any obligation to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047